Exhibit (a)(5)(i)

1001 Brickell Bay Drive, Suite 3000 Miami, FL 33131 Telephone (305) 375-8005 www.thehackettgroup.com contact:

Robert A. Ramirez, CFO – (305) 375-8005 or rramirez@thehackettgroup.com

THE HACKETT GROUP, INC. COMMENCES $35.75 MILLION

DUTCH AUCTION TENDER OFFER

MIAMI, FL – August 28, 2013 – The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and business transformation consulting firm, today announced that it has commenced its previously announced modified “Dutch auction” tender offer to purchase up to $35.75 million in value of its Common Stock at a price not greater than $6.50 nor less than $5.75 per share. The tender offer begins today, August 28, 2013, and will expire at 5:00 p.m., New York City time, on September 26, 2013, unless extended. The Company intends to pay for the share repurchase by utilizing its existing credit facility which has been increased by an additional $25 million in term loan borrowing capacity on substantially similar terms as the Company’s existing term loan.

While Hackett’s Board of Directors has authorized the Company to make the tender offer, neither Hackett nor its Board of Directors make any recommendation to any stockholder as to whether to tender or refrain from tendering any stock or as to the price or prices at which stockholders may choose to tender their stock. Hackett has not authorized any person to make any such recommendation. Stockholders must decide whether to tender their stock and, if so, how much stock to tender and at what price or prices. In doing so, stockholders should carefully evaluate all of the information in the tender offer documents, when available, before making any decision with respect to the tender offer, and should consult their own financial and tax advisors.

Hackett’s directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Ted A. Fernandez, Chairman and Chief Executive Officer, David N. Dungan, Vice Chairman and Chief Operating Officer, Robert A. Ramirez, Chief Financial Officer, and Alan T.G. Wix, member of the Board of Directors, have advised the Company that, although no final decision has been made, Messrs. Fernandez, Dungan and Ramirez may tender in the Offer up to approximately 10% of their respective Common Stock holdings and Mr. Wix up to approximately 34% of his respective Common Stock holdings, in each case excluding vested and unvested options, unvested restricted stock units and unvested stock appreciation rights. Hackett’s other directors have advised the Company that they do not intend to tender Common Stock in the offer. However, Messrs. Hamlin and Harris have also advised the Company that they may sell up to 27% and 31%, respectively, of their outstanding Common Stock, as soon as practicable after the completion of the tender offer, subject to market conditions and applicable law.

Modified Dutch Auction Tender Offer

A modified “Dutch auction” tender offer allows stockholders to indicate how much stock and at what price within the Offer range they wish to tender their stock. Based on the number of shares tendered and the prices specified by the tendering stockholders, Hackett will determine the lowest price per share that will enable it to purchase $35.75 million in value of Common Stock at such price, subject to the terms of the tender offer. All stock purchased in the tender offer will be purchased at the same price, even if the stockholder tendered at a lower price, so in some cases Hackett may purchase stock at a price above the price indicated by the stockholder tendering that stock. If the tender offer is fully subscribed, then $35.75 million in value of Common Stock at the purchase price determined by Hackett will be purchased (subject to Hackett’s below-referenced ability to increase such numbers of shares), representing approximately 17.4 percent to 19.7 percent of outstanding Common Stock as of August 15, 2013. In accordance with the rules of the Securities and Exchange Commission (“SEC”), Hackett may increase the number of shares of stock accepted for payment in the offer by no more than 2 percent of the outstanding stock without amending or extending the offer. On August 6, 2013, the last full trading day prior to our announcement of the offer, the last reported sale price of Common Stock was $5.53 per share. The tender offer will expire at 5:00 p.m., New York City time, on September 26, 2013, unless extended.

If, at the final purchase price, shares representing more than $35.75 million in value of Common Stock at the applicable purchase price (or such greater number of shares as Hackett may choose to purchase without amending or extending the offer) are properly tendered, not properly withdrawn from and accepted pursuant to the offer to purchase, Hackett will purchase stock tendered at or below that price on a pro rata basis. The tender offer will not be conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions described in the tender offer documents, which are being distributed to stockholders today. These documents also contain tendering instructions and a complete explanation of the tender offer’s terms and conditions

The Company intends to pay for the share repurchase with a combination of cash on hand, up to $10 million of borrowings under its $20 million revolving line of credit, and an additional $25 million of borrowings under its amended and restated $40 million term loan component of its existing credit facility with Bank of America, N.A. (which term loan has an outstanding balance of $15 million). On August 27, 2013, the Company amended its credit agreement with Bank of America to provide the additional $25 million of borrowing availability under the term loan and to extend the maturity date on the credit facility to August 27, 2018. The new term loan will accrue interest at the same rate and be on terms substantially similar to Hackett’s existing term loan.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Common Stock. The solicitation and offer to buy Common Stock will only be made pursuant to the offer to purchase and the other tender offer documents, which are being distributed to stockholders. A free copy of the tender offer documents that will be filed by Hackett with the SEC may be obtained when filed from the SEC’s website at www.sec.gov or from Hackett’s website at www.thehackettgroup.com, or by calling Georgeson Inc., the information agent for the tender offer, at (866) 628-6023 (toll free). Stockholders are urged to read these materials, when available, carefully prior to making any decision with respect to the offer. Stockholders who have questions may call Georgeson Inc., the information agent for the tender offer, at (866) 628-6023 (toll free).

Forward-Looking Statements

This press release contains “forward-looking statements” and involves known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates and our ability to obtain debt financing through additional borrowings under an amendment to our existing credit facility, as well as other risks detailed in our reports filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About The Hackett Group, Inc.

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic business advisory and business transformation consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 8,500 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett ERP Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,500 major corporations and government agencies, including 97% of the Dow Jones Industrials, 84% of the Fortune 100, 87% of the DAX 30 and 48% of the FTSE 100.